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Exhibit 10.15

LICENSE AND SUPPLY AGREEMENT
By and Between
GENTIUM S.p.A.
AND
SIGMA-TAU INDUSTRIE FARMACEUTICHE RIUNITE SpA
Dated as of December 7th, 2001

TABLE OF CONTENTS

SECTION I—DEFINITIONS		4
SECTION II—LICENSE		7
2.1	License Grant	7
2.2	Trademarks	7
2.3	Development	8
2.4	Reservation of Ownership	8
2.5	Gentium Know-How	8
SECTION III—DEVELOPMENT		8
3.1	Development Activities	8
3.2	Cooperation	8
3.3	Variations	9
3.4	Discontinuation	9
SECTION IV—REGULATORY MATTERS		10
4.1	Regulatory Matters	10
4.2	Manufacturing Facilities	10
4.3	Meetings	10
4.4	Clinical Studies	10
SECTION V—CONSIDERATION		10
5.1	ST's Contribution in the Development	10
5.2	Licensing Fee	11
5.3	Royalty Payments	11
5.4	Inspection	11
SECTION VI—MARKETING		11
6.1	Marketing Obligation	11
6.2	Recalls and Other Remedial Actions	12
6.3	Safety Agreement	12
6.4	Compliance with Law	12
SECTION VII—PROMOTIONAL MATERIAL AND PRODUCT PACKAGING		13
7.1	Promotional Materials; Promotion of Finished Product	13
7.2	Product Packaging	13
7.3	Quality Audit	13
SECTION VIII—SUPPLY		14
8.1	Finished Product Supply	14
8.2	Terms of Sale	14
8.3	Forecasts	14
8.4	Finished Product Quality Control	14
8.5	Inspection of Finished Product Shipped	15
SECTION IX—NEW PRODUCT		15
9.1	Development of the New Product	15
9.2	First Refusal Right	15
SECTION X—TERM AND TERMINATION		16
10.1	Term	16
10.2	Termination; General	16
10.3	Survival of Obligations	17
10.4	Effect of Termination	17

SECTION XI—CONFIDENTIAL INFORMATION		17
11.1	Confidential Information	17
11.2	Injunctive Relief	18
11.3	Publication	18
SECTION XII—DISPUTE RESOLUTION		18
12.1	Dispute Resolution	18
12.2	Jurisdiction	19
SECTION XIII—REPRESENTATION AND WARRANTIES		19
13.1	Intellectual Property	19
13.2	Gentium Indemnification	20
13.3	ST Indemnification	20
13.4	Disclaimer	20
SECTION XIV—MISCELLANEOUS		20
14.1	Governing Law	20
14.2	Waiver	20
14.3	Notices	21
14.4	Force Majeure	21
14.5	Entire Agreement	21
14.6	Amendments	21
14.7	Headings	21
14.8	Severability	21
14.9	Registration and Filing of the Agreement	22
14.10	Assignment	22
14.11	Successors and Assigns	22
14.12	Counterparts	22
14.13	Third-Party Beneficiaries	22
14.14	Relationship of the Parties	22
14.15	LIMITATION OF DAMAGES	22
14.16	Taxes	23
14.17	Payment Currency	23
Schedule 1—Patent		24
Schedule 2—ST's Contribution in the Development		25
Schedule 3—Development Activities		26
Schedule 4—Tasks and Works for FDA's Approval of Gentium's Plant		27
Schedule 5—Supply Price and Terms		28
Schedule 6—Product Specifications		29

LICENSE AND SUPPLY AGREEMENT

        THIS AGREEMENT ("Agreement"), dated as of December 7th, 2001 (the "Effective Date"), by and between Gentium S.p.A, a corporation organized under the laws of Italy and having a principal place of business at Piazza XX Settembre, 2, Villa Guardia (Como), Italy, capital stock Euro 5.000.000.- fully paid-up, registered with the Company register of Como No 29927, Fiscal Code and VAT Code No. 02098100130("Gentium"), and Sigma-Tau Industrie Farmaceutiche Riunite SpA, a corporation organized under the laws of Italy and having its registered offices at Viale Shakespeare 47, 00144 Rome, Italy, capital stock Euro 15.860.000 fully paid-up, registered with the Company register of Rome No 1468/57, Fiscal Code No. 00410650584 and VAT Code No. 00885531004 ("ST") (with each of Gentium and ST referred to herein individually as a "Party" and collectively as the "Parties").

        WHEREAS, Gentium and its Affiliates have certain rights in the Territory in and to the Compound, which enable Gentium to make, have made, use, and sell the Product;

        WHEREAS, Gentium and its Affiliates desire to cooperate with ST to Market the Product in the Territory;

        WHEREAS, ST possesses expertise in the development and marketing of pharmaceutical products through its R&D and technical operations department as well as its Affiliates' sales representatives and sales channels in the Territory;

        NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION I—DEFINITIONS

        Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:

1.1
"Affiliate" shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2
"Agreement" shall have the meaning set forth in the introductory paragraph.

1.3
"Approval" shall mean the approval, registration, license or authorization from FDA required for the manufacture, Development, Marketing, sale, storage or transport of the Product in the Territory.

1.4
"Business Day" shall mean any day other than a Saturday or a Sunday or any day of the month of August or a day on which commercial banks either in New York City, NY, USA, or Milan, Italy, are authorized or required by Law to remain closed. "Business Hours" shall mean the time period encompassed between 9 a.m. and 5 p.m. of a Business Day.

1.5
"Compound" shall mean the active ingredient whose International Non-proprietary Name (INN) is defibrotide, including isomers and polymorphs thereof and salts of the foregoing.

1.6
"Confidential Information" shall mean all information or materials possessed or developed by either Gentium or ST or their respective Affiliates, whether developed before or after the Effective Date, in relation to Development, promotion, marketing, distributing and selling any Product hereunder, including, without limitation, information or materials on substances, formulations, techniques, technology, equipment, data, reports, Know-How, sources for supply, patent position and business plans; provided however, that Confidential Information shall not include information or material that is (i) already in the public domain as of the Effective Date by reason of prior publication or otherwise; (ii) received by a receiving Party on an unrestricted basis from a Third Party other than the disclosing Party, where such Third Party is authorized to disclose such information; (iii) part of the public domain after the Effective Date through no act, omission or fault of the receiving Party; or (iv) similar in nature to the purported confidential information but has been independently created.

1.7
"Develop" shall mean to engage in research or development activities (including, without limitation, clinical trials) or to have any of those activities performed, and "Development" shall have a corresponding meaning.

1.8
"Effective Date" shall have the meaning set forth in the introductory paragraph.

1.9
"FDA" shall mean the United States Food and Drug Administration and any successor agency thereto.

1.10
"Finished Product" shall mean Product which has been formulated, finished and secondarily packaged by Gentium (or its designated Third Party(ies) manufacturer(s)) in accordance with the Product Specifications. Once the relevant first refusal right leads to a licence agreement for any New Product, such New Product will be deemed to be included in this definition of Finished Product.

1.11
"Force Majeure" shall have the meaning set forth in Article 14.4.

1.12
"Good Manufacturing Practices" or "GMP" shall mean current Good Manufacturing Practices (including without limitation good distribution practices and guidelines) as such term is defined from time to time by the FDA or other relevant Governmental Authority having jurisdiction over the manufacture, distribution or sale of the Product in the Territory or where the Product is manufactured pursuant to its regulations, guidelines or otherwise.

1.13
"Governmental Authority" shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.14
"IND" shall mean an Investigational New Drug Application filed with the FDA including but not limited to the case where a new drug is designated as an "orphan drug" under Federal and State Laws applicable in the U.S.A..

1.15
"Know-How" shall mean any and all proprietary technical information, know-how, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, regulatory filings, and other information (whether or not patentable) which are now or hereafter during the Term owned, licensed or otherwise held by a Party or its Affiliates with the rights to license or sublicense the same and that relate to the Product or the Development, manufacture, use, offer for sale or sale thereof.

1.16
"Law" shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

1.17
"Market"/"Marketing" shall mean the distribution, sale and marketing of the Finished Product, supplied by Gentium or its designated Affiliate, which is to be conducted independently and under the Trademark by ST or a ST Affiliate in the Territory in accordance with the terms and conditions of this Agreement.

1.18
"NDA" shall mean a New Drug Application filed with the FDA, including but not limited to the case where a new drug is designated as an "orphan drug" under U.S. Federal and State Laws.

1.19
"Net Sales" shall mean the invoice price billed by ST or its Affiliates to Third Parties on sales of the Finished Product in bona fide arm's length transactions, less value added or excise taxes of a similar nature paid on the sale of the Finished Product. Sales from ST or its Affiliates to their Affiliates shall be excluded from the calculation of Net Sales until the sale by the Affiliate to unaffiliated third party, at which time Net Sales shall be calculated as if ST had made such sale to the unaffiliated third party on the same terms as the sale by the Affiliate.

1.20
"New Product" shall mean (a) any pharmaceutical form of the Product other than "intravenous"; (b) a pharmaceutical product containing the Compound as the active ingredient and intended for: (i) the prophylaxis of veno-occlusive disease; or (ii) the mobilisation of hematopoietic progenitors/stem cells.

1.21
"Packaging Specifications" shall mean the specifications as determined by the Parties for the packaging of the Product, such specifications to comply with all applicable current Good Manufacturing Practices, all applicable requirements necessary for FDA Approval, and any other such applicable Laws.

1.22
"Party" shall have the meaning set forth in the introductory paragraph.

1.23
"Patent" shall mean any of the issued patents and patent applications listed in Schedule 1, until such issued patents and patent applications have not been declared invalid in the Territory in a final nonappellable order, which, for purposes of this Agreement, shall include reissue patents, patent term extensions, supplementary protection certificates, re-examination certificates and the like, and also any other patent applications and patents which will be licensed to or owned by Gentium or its Affiliates during the Term and that contains at least one claim that encompasses or embraces the Compound per se or a process for production relating to the Compound or a use of the Compound.

1.24
"Patent Rights" shall mean those rights of Gentium and its Affiliates under the Patents.

1.25
"Person" shall mean and include an individual, partnership, joint venture, limited liability company, a corporation, a firm, a trust, an unincorporated organization and a government or other department or agency thereof.

1.26
"Product" shall mean a pharmaceutical product in intravenous formulation containing Compound as the active ingredient and intended only for the treatment of hematopoietic stem cell transplant patients with hepatic veno-occlusive disease.

1.27
"Product Launch" shall mean, with respect to the Territory, the first date of commercial sale of Product (including sale for Treatment IND once the Net Sales of the Product have reached US$ 500,000 or after six months from the first sale for Treatment IND, whichever comes first) to Third Parties in the Territory.

1.28
"Product Specifications" shall mean the specifications for the Product, such specifications to comply with all applicable current Good Manufacturing Practices, all applicable requirements for Approval. The Product Specifications shall be completed upon Approval and included in Exhibit 6 hereof. Gentium may modify the Product Specifications from time to time, subject to Approval and Good Manufacturing Practices.

1.29
"Promotional Material" shall have the meaning set forth in Article 7.1.

1.30
"Safety Agreement" shall have the meaning set forth in Article 6.4.

1.31
"Term" shall have the meaning set forth in Article 10.1.

1.32
"Territory" shall mean the United States of America.

1.33
"Third Party" shall mean any Person other than Gentium or ST or any Affiliate of either Party.

1.34
"Trademark" shall mean the trademark or such other trademarks, trade names, logos, trade dress and/or indicia of origin owned by Gentium or any of its Affiliates, which are licensed to ST pursuant to Articles 2.2(a) and (b) for the purpose of identifying the Finished Product to be marketed by ST or its Affiliates in Territory.

1.35
"Treatment IND" shall mean the treatment use of an investigational new drug pursuant to US 21 CFR § 312.34.

SECTION II—LICENSE

        2.1    License grant.

        Subject to the terms of this Agreement, including without limitation Article 9.2.2, the exceptions set forth in Article 2.4 below and the rights retained by Gentium and its Affiliates hereunder in connection with the Product, Gentium grants to ST, for the Term, the exclusive, non-transferable, non divisible licence under the Patent Rights and the Know-How to Market the Finished Product in the Territory, with the right to sub-license its rights to one of its Affiliates in the Territory.

        2.2    Trademarks.

        (a)   All packaging, labelling, advertising and Promotional Material used in connection with Marketing the Finished Product by ST shall feature the Trademark. ST shall not (i) use more than one trademark in connection with the Finished Product in the Territory, (ii) sell the Finished Product under its generic name, or (iii) use any trademark which is confusingly similar or is a colorable imitation of the Trademark.

        (b)   For the purpose of the Article 2.2(a), Gentium, subject to Article 9.2.2, shall grant ST in the Territory exclusive, non-transferable, non divisible license to use such Trademark in the Territory during the Term in connection with the Finished Product for purposes of this Agreement.

          (i)    ST acknowledges that it will acquire no rights to Trademark or any other Gentium trademark by virtue of its use, or the use by its Affiliates, of the Trademark or any such Gentium trademark pursuant to this Agreement. Gentium shall own and retain all rights to association of trademark, service marks, copyrights, or goodwill associated therewith, and all use of a Trademark by ST (or its Affiliate sublicensees) shall, at all times, inure to the benefit of Gentium. ST hereby agrees to use the Trademark solely in a manner that does not deleteriously affect the rights of Gentium. All uses of the Trademark or any Gentium trademark by ST shall comply with applicable Law.

          (ii)   ST shall, upon request from Gentium, assist Gentium in any action reasonably necessary or desirable to protect Gentium's rights in the Trademark used or intended to be used hereunder by ST in the Territory.

          (iii)  Upon request by Gentium, ST shall execute such documents as may reasonably be required by Gentium for the purpose of recording any license granted under this Article 2.2 with any Governmental Authority.

          (iv)  If either Party or its Affiliates learn of a claim or assertion that the use of the Trademark infringes or otherwise violates the intellectual or industrial property rights of any Third Party or that any Third Party violates the intellectual or industrial property rights of Gentium or its Affiliates in the Trademark, then the Party (or its Affiliate) becoming so informed shall promptly, but in all events within ten (10) calendar days thereof, notify the other Parties to this Agreement of this claim or assertion. At its sole discretion, Gentium shall conduct all infringement actions relating to the Trademark at its own expense and shall be entitled to any and all damages, costs and fees awarded and any amounts paid in settlement as a result of such action. ST and its

  Affiliates shall assist Gentium and cooperate in any such infringement litigation at Gentium's reasonable request.

          (v)   If so requested in writing by Gentium, ST shall discontinue the use of the Trademark or any other Gentium trademark upon notice that such use is, on a good faith and documented basis, an infringement of such Third Party's rights. All liability arising out of ST's continuing use of the Trademark or any other Gentium trademark shall be borne by ST. In such an event, ST and Gentium shall attempt in good faith to agree on a new Trademark that is acceptable to both Parties for use in the Territory.

          (vi)  Each Party shall retain all right, title and interest in and to its respective corporate logos.

        2.3    Development

        Without prejudice to Article 4.4 hereof, during the Term, ST shall not engage in any Development activities, including, without limitation, clinical trials, with respect to the Product without the express prior written consent of Gentium; for Phase IV clinical trials the need of Gentium's consent will be limited to the relevant protocol. Nothing in this Agreement shall be deemed to be an express or implied license under any of Gentium's intellectual property to undertake any such Development activities.

        2.4    Reservation of Ownership.

        Except for rights specifically granted to ST in this Agreement, Gentium shall own and retain all right title, and interest in the Compound, Product, the Patent Rights, the Trademark, any Know-How developed by Gentium pursuant to, or prior to, this Agreement, and all rights not specifically granted herein to ST.

        2.5    Gentium Know-How.

        Gentium shall periodically disclose to ST in a timely manner in order to permit the purpose of this Agreement to be fully realized, its Know-How, and other information in its possession or control relating to the Compound and the Product, and which it may lawfully disclose. Gentium shall also provide reasonable technical assistance to ST to permit ST to use the Know-How.

        During the Term, ST shall inform Gentium in writing of any Know-How developed by ST or its Affiliates ("ST Know-How"). ST agrees to grant Gentium an exclusive but for ST license to use the ST Know-How worldwide except, during the Term, the Territory, with the right to sublicense. Such license shall be royalty-free, unless the ST Know-How is patentable, in which case the Parties shall negotiate in good faith the relevant terms and conditions for the grant of said license.

SECTION III—DEVELOPMENT

        3.1    Development Activities

        Gentium shall use all commercially reasonable efforts to continue the Development of the Product in accordance with the timing set forth in Schedule 3 hereof, provided however that Gentium shall have reasonable flexibility in conducting the Development of the Product and in committing to it its resources. The Parties shall consult each other on a regular basis to check the progress made on the activities listed in Schedule 3. Gentium shall be excused from any delay in completion of a stage due to an action or failure by ST or to any action or failure to act by FDA or any other Governmental Authority whose Approval is reasonably necessary to permit Gentium to perform its activities.

        3.2    Cooperation

        ST shall actively cooperate with Gentium for the Development of the Product providing its expertise and allocating to said cooperation appropriate resources. Each Party shall nominate a Person who shall be responsible for coordinating all activities and matters arising from the Development of the Product and to whom all reports, information, instructions and other communications from either Party shall be addressed. ST shall have the right at any time to have its representatives observe said activities and documents of Gentium relating thereto at Gentium premises upon prior reasonable notice during Business Hours, and Gentium shall seek ST's previous agreement on the plan, milestones and schedule of the Development of the Product and on the relevant submissions to FDA or any other Governmental Authority. Any disagreement which could not be resolved by the Persons responsible for the coordination of the Development work, shall be referred to the senior management of the Parties.

        3.3    Variations

        Either Party shall promptly inform the other Party as soon as it becomes aware of any event which is likely to cause a variation or materially impair the continuation of the Development of the Product. If such event (including but not limited to unforeseen requests by FDA or any other Governmental Authority), notwithstanding the exercise of due care, is likely to cause a material increase of the budget allocated for the Development of the Product and/or the schedule thereof, the Parties shall discuss in good faith a revision of the Development plan and the terms and conditions of this Agreement (including but not limited to the Consideration provided for in Section V). In the event that the Parties shall not agree upon the continuation of the Development of the Product within thirty (30) Business Days of the starting of the negotiation, each Party shall have the right to terminate this Agreement by thirty (30) days written notice to the other Party.

        3.4    Discontinuation.

        The failure to meet an estimated completion date shall not constitute a breach of this Agreement if Gentium is using all reasonable efforts to complete a stage. However, in the event that (i) Gentium unilaterally discontinues the Development of the Product; or (ii) this Agreement is terminated pursuant to Article 3.3 above; and Gentium, within thirty-six (36) months of the termination resumes the Development of the Product, substantially availing itself of the stages previously completed, either independently or with a Third Party, then Gentium shall promptly reimburse ST for all sums paid by ST according to Article 5.1 hereof, increased by the interest calculated at the Italian legal rate from the dates of each payment. Gentium shall promptly notify ST of its decision(s) to discontinue or resume the Development of the Product and shall provide ST with any and all documentation reasonably necessary to competently prove such discontinuation and resuming.

SECTION IV—REGULATORY MATTERS

        4.1    Regulatory Matters.

        Gentium (through its Affiliates as appropriate) shall use all reasonable efforts in order to obtain, in its own name and at Gentium's expense, all Approvals necessary for Marketing the Product in the Territory, including the IND, according to the timing set forth in Schedule 3 hereto. All Approval applications, Approvals, supporting documentation and data relating to the Product shall be deemed the property of Gentium or its designated Affiliate and shall be treated by the Parties and their respective Affiliates as Confidential Information of Gentium. Gentium, subject to Article 9.2.2, hereby grants to ST an exclusive, non transferable, non divisible, license to use any Approval obtained by Gentium in the Territory for purposes of this Agreement.

        4.2    Manufacturing facilities.

        The Parties acknowledge that the Approval by FDA of the Gentium plant in Villa Guardia (Como), Italy, which will be obtained and maintained by Gentium in its own name and at its own expenses, is part of the Approvals. Schedule 4 outlines the tasks and the works concurrently envisaged by the Parties, on a good faith and basis in order to obtain Approval of the Gentium plant. Gentium shall use all reasonable efforts to complete said tasks and works consistently with Schedule 3 and the provisions of Article 3.1 and shall keep ST timely and properly informed of such activities. Gentium shall be excused from any delay in completion of a task or work due to an action or failure to act by ST or to any action or failure to act by FDA or any other Governmental Authority whose Approval is reasonably necessary to permit Gentium to perform said task and works. The failure to meet an estimated completion date shall not constitute a breach of this Agreement if Gentium is using all reasonable efforts to complete a task or work. Article 3.4 shall apply, mutatis mutandis, to the tasks and works outlined in Exhibit 4.

        4.3    Meetings.

        In the event that ST or Gentium or any of their respective Affiliates receive any request from a Governmental Authority for a meeting, conference or discussions concerning the Product, or any Approval application or Approval relating to the Product in the Territory, each Party shall immediately notify the other of such request, and the Parties shall determine and agree upon in good faith the manner in which the Parties should respond to any such request. It is understood by the Parties that if attendance at any meeting, conference or discussion with a Governmental Authority in the Territory is strictly limited, attendance shall be based on expertise in relation to the Product.

        4.4    Clinical Studies.

        If, after an Approval is obtained in the Territory, additional clinical studies are required by a Governmental Authority in the Territory or deemed necessary by the Parties, subject to Article 2.3 hereof, the Parties and their respective Affiliates shall cooperate to perform such studies and shall share the costs of such studies if so agreed by the Parties at the time the studies become necessary.

SECTION V—CONSIDERATION

        5.1    ST's contribution to the Development.

        In consideration for and as a contribution to Gentium's initiation of the Development and costs incurred in connection therewith, the sharing of Gentium's technical and clinical data necessary or useful to conduct same, Gentium generating the Know-How and have its plant approved by the FDA according to Article 4.2 above, the first refusal rights granted under Article 9.2 below, ST shall pay to Gentium the amounts specified in Schedule 2 hereto on the dates specified therein and, when appropriate, upon receiving the relevant documentation showing the occurrence. Such payments shall be non-refundable, subject to the provisions of Article 3.4 hereof. No other compensation or reimbursement, whatsoever shall be due by ST for the Development of the Product.

        5.2    Licensing Fee.

        In consideration of the rights granted hereunder in the Territory for the Product, ST shall pay Gentium a seven percent (7%) royalty on the Net Sales.

        5.3    Royalty Payments.

        Royalty payments shall be determined in United States currency and ST shall pay or cause to be paid to Gentium in United States currency within forty-five (45) days following the last day of each calendar quarter during the Term, royalties which have accrued to Gentium during such calendar quarter. Each payment shall be accompanied by a reasonably detailed accounting of the Net Sales, the payment due and ST method of calculating such payment.

        5.4    Inspection.

        Gentium shall have the right, during the Term and for a period of two (2) years following any termination of this Agreement, to have a public accountant, to whom ST has no reasonable objection, examine the relevant books and records of ST during Business Hours to determine whether appropriate accounting and payment have been made by ST hereunder. ST shall retain any such books and records for the period of time subject to Gentium's right of inspection.

SECTION VI—MARKETING

        6.1    Marketing Obligations.

        ST shall commit a commercially reasonable level of resources to promote and sell the Finished Product in the Territory. ST shall refrain, outside the Territory, from seeking actively customers for the Finished Product by whatever means, and from establishing branches and maintaining any distribution facilities engaged in Marketing the Finished Product.

        6.2    Recalls and Other Remedial Action.

        (a)   ST shall have the right to initiate any recall, withdrawal or other remedial action regarding the Finished Product in the Territory, but only where such recall, withdrawal or other remedial action is due to or caused by the negligence, misconduct or misrepresentation of ST or any of its Affiliates, or by ST's breach of the terms of, or failure to meet its obligations under, this Agreement, including, without limitation, with regard to the packaging for transport, transport, storage, distribution and promotion of the Finished Product by ST.

        (b)   Except as set forth in Article 6.3(a), Gentium, through its designated Affiliates, as appropriate, shall have the right to initiate any recall, withdrawal or other remedial action regarding the Product in the Territory. Before Gentium, through its local Affiliates, as appropriate, initiates any recall or withdrawal, the Parties shall immediately discuss in good faith the reasons therefor.

        (c)   If ST is aware that a recall, withdrawal or other remedial action is or may be required in the Territory, ST shall immediately notify Gentium in writing with a follow-up telephone call.

        (d)   ST shall, at all times, maintain an effective tracking system for the Finished Product and an effective system for the recall or withdrawal of the Finished Product in the Territory. ST shall inform Gentium of such system, which shall be subject to Gentium's approval.

        (e)   In the event of a recall, withdrawal or other remedial action, the implementing Party and its Affiliates shall be given any and all necessary assistance by the other Party and its Affiliates.

        (f)    Gentium shall be responsible for all of the direct and indirect costs of a recall, withdrawal or other remedial action, which is the result of a failure to comply with Product Specifications due to the negligence or misconduct of Gentium or its Affiliates or is made according to Article 6.3 (b) above. To the extent that the recall is due to or caused by the negligence, misconduct or misrepresentation of ST or any of its Affiliates, or by ST's breach of the terms of, or failure to meet its obligations under this Agreement (including, without limitation, with regard to the packaging for transport, transport, storage, distribution and promotion of the Product), ST shall be responsible for all costs associated with the recall.

        6.3    Safety Agreement.

        Both Parties agree to be bound by a Safety Agreement to be agreed between the designated safety representatives of the Parties within four (4) months of the Effective Date. Such Safety Agreement shall include provisions for post-Approval pharma-covigilance and related post-Approval activities. Each party agrees to give the other any and all necessary or reasonably requested assistance in order to comply with all post-Approval requirements, including but not limited to, quarterly reports, semi-annual reports and annual reports, company registration and drug listing.

        6.4    Compliance with Law.

        Notwithstanding anything to the contrary in this Agreement, each Party shall comply (and shall cause its Affiliates to comply) with all applicable Laws, including, without limitation, all applicable Laws with respect to the Marketing of pharmaceutical products in the Territory. No Party or any of its Affiliates shall be required to undertake any activity which violates, or which it believes, in good faith, may violate, any Law in the Territory and/or elsewhere.

SECTION VII—PROMOTIONAL MATERIAL AND PRODUCT PACKAGING

        7.1    Promotional Materials; Promotion of Finished Product.

          (a)   ST will develop its own promotional, advertising, communication and educational materials relating to the Finished Product (collectively, "Promotional Materials") strictly based on the clinical data for the Product. ST shall bear all of its own costs and expenses of advertising and promotion for the Finished Product in the Territory. ST shall promote the Finished Product and provide information about the Finished Product as permitted by the Laws of the Territory through the distribution of Promotional Materials. ST nor its Affiliates shall make any medical claim for the Finished Product beyond the scope of the Approvals then in effect for the Product.

          (b)   Subject to the provisions of Article 7.1 (a) above, in order to ensure consistency of Promotional Material with the scientific and clinical profile of the Product, ST shall only use Promotional Materials which have been approved in writing by Gentium (or its designated Affiliate) as to the accuracy of their technical, scientific and medical content. ST shall submit to Gentium (or its designated Affiliate) all Promotional Materials before their proposed use. Gentium (or its designated Affiliate) shall be deemed to have approved such Promotional Materials if it does not raise any objections thereto within 10 (ten) Business Days of submission of the relevant Promotional Materials. In the event that Gentium (or its designated Affiliate) raises any objection to any Promotional Materials, ST and Gentium (or its designated Affiliate) shall discuss and agree timely in good faith upon appropriate amendments to such Promotional Materials consistent with the scientific and clinical profile of the Product.

        7.2    Product Packaging.

        The Parties, subject to the Packaging Specifications, shall agree upon and develop the packaging and package inserts for the Finished Product. The Parties agree further that:

          (a)   Each Finished Product shall be packaged in accordance with the Packaging Specifications as reflected in the NDA and other Approvals for the Product.

          (b)   Each Finished Product shall be packaged in accordance, in all material respects, with all Laws applicable to the packaging of the Product, including, without limitation, all GMP requirements. ST shall sell the Finished Product and distribute the Finished Product only with labels, printed packaging materials and inserts, the format, content and type (including the appearance of the relevant Gentium company name as licensor) which shall have been submitted to and approved by Gentium in writing, such approval not to be unreasonably withheld or delayed.

        7.3    Quality Audit.

        ST shall conduct its activities pursuant to this Agreement, including storage and distribution of the Finished Product, in compliance with the Law, the Good Manufacturing Practices and all FDA post-Approval requirements. ST shall make that all records and reference samples related to the Finished Product, available for inspection by Gentium or its designated Affiliate during Business Hours. Such inspection shall be announced by Gentium to ST in writing at least two weeks prior to the proposed date of inspection. Records made available for inspection hereunder shall include records relevant to assessing the quality of a Finished Product in the event of a complaint or a suspected defect. Inspection by Gentium or its designated Affiliate shall be conducted only by qualified personnel from Gentium or its designated Affiliate and shall be limited to determining whether there is compliance with this Agreement, any Approvals, Good Manufacturing Practices and other requirements of applicable Laws. ST shall obtain and maintain, all at its cost, all licenses, consents and Approvals of applicable Governmental Authorities or Third Parties necessary or desirable in connection with its activities.

SECTION VIII—SUPPLY

        8.1    Finished Product Supply

        ST shall purchase from Gentium all its requirements of Product for Marketing the same in the Territory, according to the terms and conditions set forth in Schedule 5 hereto. Gentium or its designated Affiliate shall be the exclusive supplier of the Finished Product to ST in the Territory. Gentium undertakes to supply ST with all its requirements of the Finished Product in the Territory during the Term. The Finished Product supplied to ST will conform to the Product Specifications.

        8.2    Terms of Sale

        Gentium or its designated Affiliate shall supply the Finished Product to ST in the Territory on terms and conditions set forth in Schedule 5 hereto.

        8.3    Forecasts.

          (a)   ST shall deliver to Gentium at the beginning of every month a report which forecasts the requirements of ST for the Finished Product for the next twenty-four (24) months in quarterly intervals, the portion of the forecast for the immediately upcoming three (3) months being considered a firm commitment. ST shall place firm orders for Finished Product not later than ninety (90) days prior to the desired delivery date from Gentium in Villa Guardia (Como), Italy. Each order shall be for a number of full batches of Finished Product, the quantities for any batch to be communicated to ST as soon as available and part batches of Finished Product shall not be ordered by ST unless previously agreed upon between the Parties.

          (b)   Notwithstanding anything else in this Agreement, in the event that and so long as Gentium or its designated Affiliate is unable to provide an adequate supply of properly forecasted amounts of the Finished Product in spite of having acted with documented reasonable diligence to satisfy its supply obligation ("Gentium non-ability"): (i) Gentium shall immediately notify ST by giving also proper evidence of the reason of such occurrence and Gentium's obligation to supply the Finished Product shall be suspended; provided, that Gentium shall continue to exercise reasonable diligence to satisfy its supply obligation by also allocating then-existing inventory equitably between ST, Gentium and other distributors; (ii) Gentium shall do its best in order to find a timely and proper alternative to Gentium non-ability, leaving unchanged the economic terms and conditions at which ST will be supplied; (iii) should Gentium be unable to find a proper alternative to or to cure Gentium non-ability within ninety (90) days of ST receiving the notification above, ST shall have the right to manufacture the Product so long as the Gentium non-ability lasts and ST shall be released from its purchase obligations under Article 8.1. Provided that Gentium complies with (i) (ii) (iii) above, Gentium shall not be liable for any damages related to, arising out of or in connection with Gentium non-ability, whether such damages be claimed in tort or contract and whether direct or indirect, special, consequential or otherwise. Notwithstanding the foregoing, under no circumstances shall Gentium be obligated to deliver the total quantity of Finished Product ordered by ST if such quantity exceeds, by twenty percent (20%) or more, the firm commitment given by ST in the report sent to Gentium in the immediately preceding quarter, but Gentium shall use all reasonable efforts to supply ST with the quantities exceeding the forecast, provided however that the quantities exceeding the forecast shall not be considered in determining the Gentium non-ability.

        8.4    Finished Product Quality Control.

        Gentium shall endeavor to provide proper quality assurance and quality control procedures regarding the Finished Product. Gentium, and any Third Party manufacturer or supplier acting on its behalf, shall retain batch data records and quality control certificates for each batch of the Finished Product and, if requested by ST, will promptly provide such information to ST. Such records shall be retained for the longest period required by applicable Law. The Finished Product will be supplied to ST together with the relevant certificate of analysis and any other documentation required so that the Finished Product is ready for sale.

        8.5    Inspection of Finished Product Shipped.

        Within thirty (30) days after receipt of any shipment of Finished Product, ST will be entitled to check the quantity of Finished Product received and inspect the Finished Product to verify that it complies with the Product Specifications. In the event the Finished Product supplied by Gentium or its designated Affiliate is less than the quantity ordered or does not conform with the Product Specifications, ST shall inform Gentium of such fact in writing within thirty (30) days from receipt of the non-conforming Finished Product. Unless such notice relates to a quantity shortfall, without the prior written consent of Gentium, ST and its Affiliates shall not use the alleged non-conforming Finished Product. Gentium shall replace all such non-conforming Finished Product free of charge as promptly as practicable. Such replacement cost shall constitute the entire liability of Gentium and its Affiliates for nonconforming Finished Product. Should Gentium contest any evidence given by ST concerning the non-conformity, both Parties shall immediately and jointly carry out the necessary analysis to verify whether ST's complaint is justified. In the event the parties are unable to reach an agreement as to ST's complaint, the matter at stake will be submitted to an independent laboratory, chosen by mutual agreement by the parties, which decision shall be binding and which costs shall be borne by the party who is found at fault.

SECTION IX—NEW PRODUCT, FIRST REFUSAL RIGHTS

        9.1    Development of the New Product.

        Gentium shall have the right to conduct upon its own initiative the Development of any New Product and shall keep ST timely and accurately informed of any such activity. Gentium shall discretionally study and review all the available technical, chemical, pharmacological and clinical data and market information relating to the New Product to determine the feasibility and the prospective of the Development, Approval and manufacture in commercial quantities of the New Product.

        9.2    First Refusal Right.

        Gentium hereby grants to ST exclusive irrevocable rights of first refusal for an exclusive license to Market the New Product in the Territory. Such first refusal right shall be exercised according to the following terms:

          9.2.1    Offer.    At any time after the Effective Date, should Gentium decide to offer Marketing rights on the New Product in the Territory, Gentium shall notify in writing to ST a proposal of an agreement granting ST the relevant license. Such proposal shall include: (a) a description of the then current status of the Development of the New Product; (b) an outline of the investigations, tasks, and time required to achieve the Approval of the New Product in the Territory; (c) the economic terms and conditions for the license and supply of the New Product. Gentium hereby agrees that it shall not offer Marketing rights on the New Product in the Territory prior to the lapse of a 12-month period from the Effective Date.

          9.2.2    Negotiation.    Within thirty (30) days of the notification of the proposal from Gentium pursuant to Article 9.2.1, Gentium and ST shall engage in good faith discussions in order to negotiate the relevant agreement. In the event the Parties do not reach an agreement within ninety (90) days of the notification of the proposal from Gentium pursuant to Article 9.2.1, or within the agreed upon extension of said 90-day term, Gentium shall be free to offer the New Product and the Product to any Third Party provided that such Third Party accepts the same terms and conditions already offered for the New Product to, and refused by ST.

          9.2.3    Within the 60-day period following the expiration of the 90-day period referenced to in Article 9.2.2 above, ST shall have the right (a) to continue the license granted by Gentium to ST pursuant to Section II and Article 4.1 on a semi-exclusive basis; or (b) to request that Gentium, upon the execution of the license agreement between Gentium and the Third Party (the "Third Party License Agreement") (which event shall be notified by Gentium to ST promptly after its occurrence), buy out all Marketing rights then owned by ST or its Affiliate and all business and goodwill associated to the Product ("ST put right"). In the event that ST does not exercise either the right to continue the license on a semi-exclusive basis or, alternatively, it does not exercise the ST put right, Gentium shall have within the following 60-day period the right to buy out all Marketing rights then owned by ST or its Affiliate and all business and goodwill associated to the Product ("Gentium call right").

          9.2.4    The price for Gentium's buying out all Marketing rights then owned by ST or its Affiliate and all business and goodwill associated to the Product shall be determined as follows: (a) the Net Sales of the twelve (12) months preceding the expiration of the 90-day period provided for in Article 9.2.2 above multiplied by 2.2 (two times point two); or, in the event that the execution of the Third Party License Agreement occurs before a 12-month period from the Launch has elapsed, (b) the amount of the contribution actually paid by ST pursuant to Article 5.1, increased by the interest calculated at Italian legal rate from the dates of each payment. Said price shall be paid: (a) in case of the exercise of the Gentium call right, within ten (10) business days of Gentium exercising the Gentium call right; (b) in case of exercise of the ST put right, upon the first commercial sale of the New Product by the Third Party; provided however that ST shall have the right to continue selling the Product in the Territory and Gentium shall continue to supply ST with the Product until the first commercial sale of the New Product by the Third Party.

          If neither Party exercises the Gentium call right or the ST put right within 120 days of the 90-day term provided above in Article 9.2.2 or any extension thereof, then ST shall be deemed to have exercised the right to continue the license granted by Gentium to ST pursuant Section II and Article 4.1 on a semi-exclusive basis.

SECTION X—TERM AND TERMINATION

        10.1    Term.

        This Agreement shall be effective from the Effective Date until: (i) the eighth anniversary of the Product Launch; or (ii) the expiration of the US Patent n. 5,223,609 or any extension thereof, whichever occurs later.

        10.2    Termination: General.

        Subject to Article 3.3, this Agreement shall be terminable forthwith, upon written notice, if one or more of the following events should occur:

          (a)   by either Party, if the other Party commits a material breach of this Agreement that is material to the transactions contemplated by this Agreement, which breach shall not have been remedied within ninety (90) days from the other Party giving written notice requiring such breach to be remedied; provided, that any such termination shall be without prejudice to the terminating Party's rights at law, at equity and otherwise;

          (b)   by either Party, due to the other Party's negligence, willful misconduct or misrepresentation in connection with this Agreement resulting in material harm to the terminating Party (or its Affiliates); provided, that any such termination shall be without prejudice to the terminating Party's rights at law, at equity and otherwise;

          (c)   by either Party, if the other Party or the business of the other Party including, in whole or in part, the activities and the goodwill contemplated by this Agreement, is assigned or controlled by a Person other than the Person(s) owning or controlling such other Party as of the Effective Date; provided however that this right of termination shall not apply if the affected Party or the business of such Party remains vested in the individuals or their family members (limited to spouse and direct relatives under Italian Law) who ultimately own or control Gentium or ST as of the Effective Date.

        10.3    Survival of Obligations.

        Notwithstanding any termination of this Agreement, (a) neither Gentium nor ST shall be relieved of any obligations incumbent upon such Party and already enforceable prior to such termination, and (b) the obligations of the Parties with respect to the protection and nondisclosure of Confidential Information in accordance with Section XI, as well as other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination of this Agreement, Gentium and ST shall, and shall ensure that their respective Affiliates shall promptly destroy (subject to written certification of the destruction) or return to the other Party all written Confidential Information, and all copies thereof (except one copy which may be kept in a Party's restricted file for record-keeping purposes only), belonging to such other Party and ST shall have no further right with respect to, and shall cease all activities related to Marketing of the Product in the Territory.

        10.4    Effect of Termination.

        Notwithstanding any other rights or obligations a Party may have under this Agreement, or under Law, upon termination of this Agreement by Gentium under Article 10.2 above: (i) all requisite Approvals, authorizations, permits, licenses, filings, registrations; (ii) any Approval applications thereof; and (iii) any other regulatory records obtained pursuant to this Agreement, in the Territory, shall be assigned to, and exclusively owned by Gentium. The Parties and their Affiliates shall cooperate in informing relevant Governmental Authorities of the cessation of ST's activities in relation to the Product and use of the Trademark.

        Upon termination of this Agreement by ST under Article 10.2, ST shall, at its sole discretion: i) sell to Gentium the Product in ST's inventory at the price paid to Gentium for the supply for the finished Product; or ii) continue to sell the Product in ST's inventory for a period not exceeding six (6) months.

        Upon termination of this Agreement by Gentium under Article 10.2, Gentium shall, at its sole discretion: i) re-purchase the Product in ST's inventory at the price paid by ST for the supply for the finished Product; or ii) let ST continue to sell the Product in ST's inventory for a period not exceeding six (6) months.

        Upon the natural expiry of this Agreement, ST or its Affiliate shall have the right to continue to use the Approvals and the Trademark in the Territory, (a) paying a royalty of two percent (2%) on the Net Sales; or (b) royalty-free if and as long as the Parties agree on the continuation of the supply provisions provided for in Section VIII and terms and conditions thereof.

SECTION XI—CONFIDENTIAL INFORMATION

        11.1    Confidential Information.

        (a)   Each of Gentium and ST acknowledges that all Confidential Information provided by the other Party or its respective Affiliates is confidential and proprietary to such other Party or its respective Affiliates and agrees to (i) maintain such information in confidence during the Term and any extended Term of this Agreement and for a period of seven (7) years thereafter and (ii) during the

Term, use such information solely for the purpose of performing its respective obligations hereunder. Each of Gentium and ST covenants that neither it nor any of its respective Affiliates shall disclose any such information except to its employees, agents or any other Person under its authorization; provided, such employees, agents or Persons under its authorization are subject in writing to substantially the same confidentiality obligations as the Parties and their respective Affiliates. The foregoing confidentiality obligations shall not apply to Confidential Information which is required to be disclosed to a Governmental Authority by applicable Law, in which case the disclosing Party shall promptly notify the other Party of such disclosure and the procedures, such as a protective order, instituted to protect the confidentiality of the Confidential Information to be disclosed.

        (b)   ST agrees that prior to dissemination or disclosure by it or any of its Affiliates of any technical or scientific information which may contain Confidential Information owned or developed by either Party relating to the Compound or the Product it shall provide to Gentium an advance copy of any such proposed publication or dissemination prior to submission for publication. Gentium shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve Confidential Information and the incorporation of such recommended changes shall not be unreasonably refused. If Gentium informs ST, within thirty (30) days of receipt of an advance copy of a proposed publication, that such publication in its reasonable judgment could be expected to have a material adverse effect on the commercial value of any technical or scientific Confidential Information, then ST shall delay or prevent such publication as proposed by Gentium. In the case of inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) or application(s) for a certificate of invention on the information involved.

        11.2    Injunctive Relief.

        Each Party acknowledges that damages resulting from disclosure of the Confidential Information would be an inadequate remedy and that, notwithstanding the provisions of Section XII, in the event of any such disclosure or any indication of an intent to disclose such information, the Party (or its Affiliates) owning such information shall be entitled to seek, by way of private litigation, injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity, including the recovery of damages and reasonable attorneys' fees.

        11.3    Publication.

        During the Term and any extension thereof, Gentium and ST agree not to issue any press releases or public announcements concerning this Agreement (and to ensure that their respective Affiliates do not do so) without the prior written consent of the other Party to the form, timing and content of any such release or announcement, except as required by a Governmental Authority and applicable Law. Neither Party shall unreasonably withhold or delay its consent to any such press release or announcement. Except as required by Law or any agreements under which Gentium or its Affiliates holds the Compound Patent Rights, neither Party (or their respective Affiliates) shall disclose to any Third Party, under any circumstances, any financial terms of this Agreement that have not been previously disclosed publicly pursuant to this Section XI without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

SECTION XII—DISPUTE RESOLUTION

        12.1    Dispute Resolution.

        The Parties agree that, subject to Article 11.2, they, including their Affiliates, as applicable, shall use commercially reasonable efforts to resolve any dispute, controversy or claim arising out of or relating to this Agreement or the validity, breach, termination or interpretation thereof, by good faith negotiation and discussion.

        12.2    Jurisdiction.

        (a)   Subject to Article 12.1, in the event that the Parties are unable to resolve any dispute, controversy or claim between the Parties arising out of or relating to this Agreement or the validity, breach, termination or interpretation thereof, through the procedures described in Article 12.1 above, the dispute, controversy or claim shall be finally settled by the Court of Milan (Italy), which shall have the exclusive jurisdiction.

SECTION XIII—REPRESENTATIONS AND WARRANTIES

        13.1    Intellectual Property.

        (a)   Gentium represents and warrants to ST that, as of the Effective Date, (i) to the best of its knowledge, it owns or has all necessary licenses or rights in the Territory to use the subject matter claimed by any Patent, (ii) to the best of its knowledge, neither the manufacturing of any Product nor the promotion, marketing and sale of any Product by the Parties in the Territory will infringe upon any valid rights of any other Person and neither Gentium nor any of its Affiliates has received any written notice alleging any such infringement, (iii) the rights granted to ST hereunder do not, to Gentium' knowledge, conflict with rights granted by Gentium to any Third Party and (iv) neither Gentium nor any of its Affiliates has received any notice concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation or nullification involving any Patent or any administrative proceeding challenging the validity of any Patent.

        (b)   In the event that patent infringement proceedings are commenced by a Third Party against ST or ST's distributors or agents (collectively "Indemnitees") for alleged infringement by any of them in the Territory of a patent which covers an invention alleged to encompass the manufacture, use or sale of the Product, ST shall notify Gentium promptly of the commencement thereof. Gentium agrees to defend, indemnify and hold harmless ST from liability to any Third Party for costs (including attorneys' fees) and damages awarded against Indemnitees for such infringement of said patents of the Third Party, provided Gentium has been given the opportunity to defend such suit at its own expense. This indemnification and hold harmless provision by Gentium shall in no case exceed an amount equal to the Licensing Fees received by Gentium pursuant to Article 5.2.

        (c)   If ST and Gentium should agree (or failing agreement, should an independent patent counsel appointed by Gentium advise) that a patent owned by or licensed to a Third Party would be infringed by the activities performed by the Indemnitees under this Agreement, then Gentium shall use all reasonable endeavors to obtain at its expense a license under such patent from the owner or licensee thereof which would enable Indemnitees to continue their activities under this Agreement. Should Gentium not obtain such license for Indemnitees, ST may directly negotiate and obtain such license from the Third Party, in which event Gentium may credit in full any royalty paid to the Third Party for such license against any amount of royalties Indemnitees would otherwise owe Gentium under this Agreement.

        (d)   Each Party shall promptly notify the other Party of any possible infringement by a Third Party of any Patent Rights. Gentium shall have the right but not the obligation to commence proceedings in respect to such infringement and agrees to permit ST to join as a co-plaintiff if ST so desires. If Gentium fails to so commence proceedings within ninety (90) days of infringement's notice, ST shall entitled to prosecute the infringers at its expense and Gentium shall lend ST any reasonable assistance. Recoveries in any patent infringement proceeding shall be for the benefit of both Parties proportionately to the expenses incurred by each of them in connection with such proceedings.

        13.2    Gentium Indemnification.

        Gentium shall indemnify ST from all liability to Third Parties or expenses of litigation (including attorneys' fees) resulting from or arising out of (a) clinical trials of the Product; (b) the negligent or intentionally wrongful acts or omissions of Gentium; (c) the Development, manufacturing, handling, possession or use of the Compound, Product and Finished Product by Gentium, its Affiliate or its designee, unless such liability arising out of or resulting from this Article 13.2 results from or arises out of (i) the breach or misrepresentation by ST of its warranties or obligations hereunder or (ii) the negligent or intentionally wrongful acts or omissions by ST.

        13.3    ST Indemnification.

        ST shall indemnify Gentium from all liability to Third Parties or expenses of litigation (including attorneys' fees) resulting from or arising out of (a) promotion, distribution, sale, handling, possession or use of the Finished Product by ST; (b) the negligent or intentionally wrongful acts or omissions of ST; or (c) the breach or misrepresentation by ST of its warranties or obligations hereunder; unless such liability arising out of or resulting from this Article 13.3 results from or arises out of (i) the breach or misrepresentation by Gentium of its warranties or obligations hereunder or (ii) the negligent or intentionally wrongful acts or omissions by Gentium.

        13.4    Disclaimer.

        Except as expressly set forth herein, no Party makes any express or implied warranties, statutory or otherwise, concerning the value, adequacy, freedom from fault of, other quality, efficiency, stability, characteristics or usefulness of, or merchantability, or fitness for a particular purpose of, any Product; provided, however, nothing contained in this Section XIII shall be deemed a waiver of, or be deemed to limit, the obligations of each Party hereunder or under any other agreement between the Parties.

SECTION XIV—MISCELLANEOUS

        14.1    Governing Law.

        This Agreement shall be governed by and construed in accordance with the Laws of Italy.

        14.2    Waiver.

        Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

        14.3    Notices.

        All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth in the introductory paragraph of this Agreement, and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable international overnight courier service, or (d) sent by facsimile transmission (except in the case of notices of termination, which should be sent by a, b or c). Any such notice, instruction or communication shall be delivered in the case of (a) upon receipt, (b) and (c) upon signature of the receipt by the receiving Party, and (d) when transmitted with electronic confirmation of receipt, if such transmission is on a Business Day, or otherwise, on the next Business Day following such transmission. Either Party may change its address by giving notice to the other Party in the manner provided above.

        14.4    Force Majeure.

        In the event of strikes, lock-outs or other industrial disturbances, rebellions, mutinies, epidemics, landslides, lightning, earthquakes, fires, storms, floods, sinking, drought, civil disturbances, explosions, acts or decisions of duly constituted municipal, state or national Governmental Authorities or of courts of Law, as well as impossibility to obtain equipment, supplies, fuel or other required materials, in spite of having acted with reasonable diligence, or by reason of any other causes, which are not under the control of the Party requesting the abatement of performance, or causes due to unexpected circumstances which may not be possible to eliminate or overcome with due diligence by such Party ("Force Majeure"), the Parties agree that, if either Gentium or ST finds itself wholly or partially unable to fulfill its respective obligations in this Agreement by reasons of Force Majeure, the Party affected will advise the other Party in writing of its inability to perform, giving a detailed explanation of the occurrence of the event which excuses performance immediately after the cause or event has occurred. If such notice is given, the performance of the Party giving the notification shall be abated, and any time deadlines shall be extended for so long as performance may be prevented by Force Majeure. Subject to Article 8.3 (b), should one party fail to perform and fulfill its obligations stated above for more than ninety (90) consecutive days or more, the parties agree to negotiate in good faith either (i) to resolve the contingencies or find an alternative solution, if possible; (ii) to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such contingencies; or (iii) to terminate this Agreement upon the terms and conditions agreed upon at that time.

        14.5    Entire Agreement.

        This Agreement (including Schedules) contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating to the Product.

        14.6    Amendments.

        No provision in this Agreement shall be supplemented, deleted or amended except by a written document duly executed by Gentium and ST.

        14.7    Headings.

        Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

        14.8    Severability.

        If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. The Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

        14.9    Registration and Filing of the Agreement.

        To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority in accordance with applicable Law, such Party may do so; provided, however, that it provides the other Party with no less than ten (10) Business Days' written notice of its intent to do so, and discusses in good faith with such other Party its reasons for doing so. In such situation, the Parties will request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement and shall cooperate to respond to any request for further information therefrom.

        14.10    Assignment.

        Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Gentium or ST without (a) the prior written consent of ST in the case of any assignment by Gentium or (b) the prior written consent of Gentium in the case of an assignment by ST, except in each case, subject to Article 10.3(d), to an Affiliate of the assigning Party or to any other party who acquires all or substantially all of the business of the assigning Party by merger, sale or assets or otherwise, so long as (a) such Affiliate or other Party agrees in writing to be bound by the terms of this Agreement; and (b) such Affiliate remains an Affiliate of the Assigning Party. Any attempted assignment in violation hereof shall be void.

        14.11    Successors and Assigns.

        This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

        14.12    Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        14.13    Third-Party Beneficiaries.

        None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party including, without limitation, any creditor of any Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

        14.14    Relationship of the Parties.

        Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Gentium nor ST shall have any responsibility for the hiring, termination or compensation of the other Party's employees or for any employee compensation or benefits of the other Party's employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party's approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, ST's legal relationship under this Agreement to Gentium shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers.

        14.15    LIMITATION OF DAMAGES.

        IN NO EVENT SHALL ST OR GENTIUM BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION,

LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT OF INDIRECT DAMAGES PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM.

        14.16    Taxes.

        Any withholding or other taxes, if any, that either Party or its Affiliates are required by Law to withhold or pay on behalf of the other Party, with respect to any payments to it hereunder, shall be deducted from such payments and paid contemporaneously with the remittance to the other Party; provided, however, that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law.

        14.17    Payment Currency.

        All amounts due under this Agreement and any Ancillary Agreement shall be paid to the designated Party in the currency mutually agreed by the Parties for that purpose or, in the event that no such currency has been agreed by the Parties, in the currency of United States of America.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed in duplicate by their respective proper officers.

Gentium S.p.A.
By	/s/ LAURA IRIS FERRO
Name: Laura Iris Ferro MD Title: Sole Administrator & C.E.O.
Sigma-Tau Industrie Farmaceutiche Riunite SpA
By	/s/ EMILIO PLATE
Name: Dr. Emilio Plate Title: Chief Operating Officer

Schedule 1

PATENT

US Pat. 5,223,609;

US Pat. 4,985,552;

US Pat. 5,646,127;

US Pat. 5,646,268:

PCT/EP01/04105.

Schedule 2

ST's Contribution in the Development

ST shall pay the total amount of US$ 4,900,000 (United States Dollars four million nine hundred thousand) as follows upon receipt of the relevant invoices:

US$ 1,000,000 within December 31, 2001.

US$ 850,000 within April 30, 2002.

US$ 200,000 within 30 (thirty) days of the end of dose-finding study.

US$ 1,600,000 within thirty (30) days of the issuing of the IND number.

US$ 350,000 within thirty (30) days of the IND issuing for the Phase III pivotal study.

US$ 350,000 within thirty (30) days of the end of the Phase III pivotal study.

US$ 550,000 within thirty (30) days of obtaining the NDA and other Approval necessary for the Product to be Marketed in the Territory by a ST Affiliate.

Schedule 3

Development activities

Activity	Timing
Dose finding Study Completion	3Q 2002
FDA pre-IND Meeting	3Q 2002
IND submission	1Q 2003
Phase III Pivotal Study	Start: 2Q 2003 End: 2Q 2004
FDA Pre-NDA meeting	1Q 2004
NDA submission	2Q 2004
NDA supplement	4Q 2004
Approval	4Q 2005

Schedule 4

Tasks and works for FDA's Approval of Gentium's Plant

Qualification of Slaughter House
Holding Tank Purchase
Holding Tank Qualification
Existing Mucosa Extraction-Collection Equipment qualification
Delivery Container Modification
Delivery Container Qualification
COMPLETION OF WORKS—1Q 2003

Upstream Processing
Purchase and Installation of Acid/Base Holding Tanks
Purchase of an Elevator for Movement of Materials
Water Treatment System (Purified Warew and WFI)
Establishment of a Controlled Access to Manufacturing Areas
Scale Purchase and Qualification
Pumps Purchase and Qualification
Modification of Reactor R25
Filter Press System Revision
Installation of SS 316 connectors
Holding Tank S32 Modification
Construction and Installation of a Lipid Interface Detection System
R8 & R9 Tanks modification
New Closed Tank for Clarified Filtrate from Filter Press FP4
Installation for new Piping Connections
Installation of Controlled Environment for Salt addition
New Reactor Purchase and Installation
Purchase of new Piping for the Ultrafilter
Purchase and Installation of a new Tank for Ultrafiltrate Collection
COMPLETION OF WORKS—1Q 2003

Down Stream Processing
Purchase System to Measure Volume of Process Solutions
R26 Modifications (Insulation, pH System, Piping)
Purchase and Installation of:
SS Tank for Mixing EDTA and NaOH
Scale for the Measurement of added Ingredients
Hopper to add Clarcel FLOMA to the System
HC1 PVC Holding Tank
Closure System to contain the Equipment
Purchase new UF Membranes
Improve area Lighting
Purchasing and Installation of an Enclosure for addition into R21
Installation of a closure for tank used for UF Membrane Washing
Install SS 316 Piping for R2
Purchasing and Installation of Pumps for NaOH and Acetic Acid
Construction of a closed Area to house the Equipment on the roof of the Clean Room
Purchasing and Installation of a Milling Machine
Purchasing of SS Containers for the DS

Qualification of all the Equipment (New and Existing)
COMPLETION OF WORKS—1Q 2003

Schedule 5

Supply Price and Terms

        1.     Gentium agrees to sell (directly or through its designated Affiliate,) to ST, and ST agrees to purchase from Gentium (or its designated Affiliate), ST's requirements of Finished Product at a price equal to thirty-one percent (31%) of ST's Net Sales in the Territory (provided, however, that in no event shall such price fall below € 50 (Euro 50) per unit of Finished Product) Delivery of Finished Products shall be EXW (ICC Incoterms 2000) Gentium' manufacturing facility in Villa Guardia, (Como), Italy.

        2.     The Parties shall calculate and agree on estimated prices of the Finished Product for the first year of the Term. Thereafter, the estimated prices of the Finished Product will be based on Net Sales in the Territory during the preceding year.

        3.     Payment will be made to Gentium (or as directed by Gentium) within forty-five (45) days of the relevant invoice date or ST's receipt of the Finished Product, whichever shall occur later.

        4.     Within thirty (30) days after the end of each calendar quarter (except for the first year following Product Launch, where calculation shall be effected at the end of the year), ST's Net Sales shall be calculated based upon the reports provided pursuant to Article 5.3, and an adjustment of the differences between the price for the Finished Product originally charged for the Finished Product and thirty-one percent (31%) of Net Sales shall be paid by one Party to the other as appropriate.

        5.     Should any events unforeseen by, and beyond the control of, the Parties occur that alter Gentium' (or its Affiliates') and/or ST's costs hereunder and materially and detrimentally affect its economic return on the Finished Product as contemplated on the Effective Date hereof, the Parties shall consult together in order to revise the applicable prices and delivery terms or other terms of this Agreement on a fair basis.

Schedule 6

Product Specifications

To be completed as soon as available.

QuickLinks

  Exhibit 10.15
LICENSE AND SUPPLY AGREEMENT By and Between GENTIUM S.p.A. AND SIGMA-TAU INDUSTRIE FARMACEUTICHE RIUNITE SpA Dated as of December 7th, 2001
TABLE OF CONTENTS
LICENSE AND SUPPLY AGREEMENT
SECTION I—DEFINITIONS
SECTION II—LICENSE
SECTION III—DEVELOPMENT
SECTION IV—REGULATORY MATTERS
SECTION V—CONSIDERATION
SECTION VI—MARKETING
SECTION VII—PROMOTIONAL MATERIAL AND PRODUCT PACKAGING
SECTION VIII—SUPPLY
SECTION IX—NEW PRODUCT, FIRST REFUSAL RIGHTS
SECTION X—TERM AND TERMINATION
SECTION XI—CONFIDENTIAL INFORMATION
SECTION XII—DISPUTE RESOLUTION
SECTION XIII—REPRESENTATIONS AND WARRANTIES
SECTION XIV—MISCELLANEOUS